Exhibit 10.6
Base Salaries for Executive Officers
     On January 29, 2008, the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the “Company”) approved a reduction in the annual base salaries (effective as of February 1, 2008) for the Company’s executive officers. The following table sets forth the reduced annual base salary levels of the Company’s executive officers:

Name and Position	Base Salary
Robert B. McKnight, Jr.,	$950,000
Chief Executive Officer
Bernard Mariette,	$800,000
President
Charles S. Exon,	$425,000
Executive Vice President, Chief Administrative Officer, Secretary and General Counsel
Joseph Scirocco,	$550,000
Executive Vice President and Chief Financial Officer
David Morgan,	$475,000
Executive Vice President and Chief Operating Officer